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                                                                      EXHIBIT 12
                               ORYX ENERGY COMPANY
                  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
  TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                          REQUIREMENTS - UNAUDITED(a)
                              (Millions of Dollars)

                                                    Three Months   Nine Months
                                                       Ended          Ended
                                                    September 30   September 30
                                                       1998            1998
                                                    ------------   ------------
RATIO OF EARNINGS TO FIXED
  CHARGES:

Fixed Charges:
     Consolidated interest cost and debt
         expense                                       $ 30            $ 86
     Interest allocable to rental expense(b)              1               4
                                                       ----            ----
         Total                                         $ 31            $ 90
                                                       ====            ====

Earnings:
     Consolidated income (loss) before
         provision (benefit)for income taxes           $(56)           $(35)
     Fixed charges                                       31              90
     Interest capitalized                                (4)            (15)
     Amortization of previously
         capitalized interest                             1               4
                                                       ----            ----
         Total                                         $(28)           $ 44
                                                       ====            ====

Ratio of Earnings to Fixed Charges(c)                                   .49
                                                                       ====

RATIO OF EARNINGS TO FIXED CHARGES AND
     PREFERRED STOCK DIVIDEND REQUIREMENTS:
Fixed Charges:
     Consolidated interest cost and debt
         expense                                       $ 30           $ 86
     Preferred stock dividend requirements               --             --
     Interest allocable to rental expense(b)              1              4
                                                       ----           ----
         Total                                         $ 31           $ 90
                                                       ====           ====

Earnings:
     Consolidated income (loss) before
         provision (benefit) for income taxes          $(56)          $(35)
     Fixed charges                                       31             90
     Interest capitalized                                (4)           (15)
     Amortization of previously
         capitalized interest                             1              4
                                                       ----           ----
         Total                                         $(28)          $ 44
                                                       ====           ====

Ratio of Earnings to Fixed Charges and
     Preferred Stock Dividend Requirements(c)                          .49
                                                                      ====

------------------


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(a)     The consolidated financial statements of Oryx Energy Company include the accounts of all subsidiaries (more than 50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(c) Since earnings for the three months ended September 30, 1998 were less than zero, the ratios of earnings to fixed charges, or fixed charges and preferred stock dividends for such period are not meaningful and, accordingly, have not been presented. Earnings for such period were inadequate to cover fixed charges, or fixed charges and preferred stock dividends by $59 million. Earnings for the nine months ended September 30, 1998 were inadequate to cover fixed charges, or fixed charges and preferred stock dividends by $46 million.